EXHIBIT 5(e)








                                                     July 1, 1996


Mr. P. Richard Northcott
21 Arlington Street
St. James's
London SW1A 1RN
England


Dear Richard:

I am writing to confirm our agreement in connection with our proposed application to the Alternative Investment Market ("AIM") established by the London Stock Exchange Limited, that in consideration of you agreeing to introduce Electronic Retailing Systems International, Inc. ("ERS") to an authorized person (as that term is defined in the Financial Services Act 1986) to act as Nominated Advisor and Nominated Broker (together the "Advisor") for the purposes of the rules of AIM, ERS will pay you a fee equal to 2% of the value at the placing price of the shares placed by Henderson Crosthwaite Institutional Brokers Limited ("HCIB") at the time of our admission to AIM (as set out in the Prospectus expected to be issued by us on or around 5 July 1996), excluding any shares the Advisor or HCIB or any associated company (an "Associate") may receive in payment, or partial payment, for its services to ERS and excluding any shares which are the subject of any placing which is not effected by the Advisor, HCIB or an Associate of any such company and excluding any shares subscribed for as part of the placing by you or on your behalf or on your account or by any person connected with you.

The fee will be applied by you in subscribing for new shares of common stock, par value US$0.01 each, which will be issued at the placing price, in addition to any further shares for which you may subscribe as part of the placing.

This letter supersedes any prior agreement or arrangements (whether written or otherwise) which may exist between us, but in addition to this letter, you will be required to execute a placing letter in relation to the shares for which you subscribe, to ensure compliance with US and UK securities legislation.






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Mr. P. Richard Northcott                             July 1, 1996
Page Two



Please confirm your agreement by signing, dating and returning the accompanying copy of this letter.


Yours truly,


s/Bruce F. Failing, Jr.
- -----------------------------------
Bruce F. Failing, Jr.
President & Chief Executive Officer


AGREED:


s/Richard Northcott
- ----------------------------
Richard Northcott

Dated: